MGO	Certified Public Accountants

April 6, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 5, 2022, to be filed by our former client, RCM Technologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements made in that Item.

Very truly yours,

/s/ Macias Gini & O’Connell LLP